EXHIBIT 23.2

                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8, 333-_____) of Cree, Inc., pertaining to the Nitres, Inc. 1999 Stock Option/Issuance Plan of (i) our report dated July 21, 2000, with respect to the consolidated financial statements of Cree, Inc. and subsidiaries, and (ii) our report dated March 26, 2000, except for Note 8, as to which the date is April 10, 2000, with respect to the financial statements of Nitres, Inc. included in the Annual Report (Form 10-K) of Cree, Inc. for the year ended June 25, 2000 filed with the Securities and Exchange Commission.



                                        /s/ Ernst & Young LLP

Raleigh, North Carolina
August 8, 2000